EXHIBIT 99.1

ELINE ENTERTAINMENT ANNOUNCES THE START-UP OF A NEW HURRICANE SHUTTER BUSINESS VENTURE IN SOUTH FLORIDA

Tuesday October 19, 12:04 pm ET

KNOXVILLE, Tenn., Oct. 19 /PRNewswire-FirstCall/ -- Eline Entertainment Group, Inc. (OTC Bulletin Board: EEGI - News) announced today that as part of its newly adopted business plan, it has expanded its business lines to include construction-related activities. The first venture contemplated by the new business plan is the hurricane protection business in South Florida.

To further its efforts, Eline has established a new subsidiary, Storm Depot International Corp., which will initially market hurricane protection products from a base established in Stuart, Florida. The Stuart-Port St. Lucie metropolitan area was recently a target of both Hurricane Frances and Jeanne. The eye of both storms passed directly over this area during September 2004 causing damage, by some estimates, of over $20 billion. Eline will have access, through Storm Depot, to proprietary hurricane protection, as well as traditional products.

Storm Depot plans to initially establish retail outlets on the east coast of Florida, focusing on the recently hard-hit markets of Palm Beach, Martin (Stuart), St. Lucie, Indian River and Brevard counties. These outlets will provide hurricane protection products for the do-it-yourself market and make available installed products through licensed contractors.

Industrial Fabrication and Repair (IFR), a subsidiary of Eline, had received several inquiries during the hurricane season with regards to machinery and production equipment for the hurricane shutter industry. Possessing extensive engineering and precision machining capabilities, IFR is equipped to produce a wide range of proprietary designs and specialized machinery on a highly efficient basis. As a result, Eline's management has evaluated the industry and believes that significant opportunities exist in this fragmented market.

About Eline Entertainment

Eline Entertainment Group, Inc. is seeking to acquire undervalued opportunities in traditional industries. Its Industrial Holding Group division owns Industrial Fabrication and Repair, Inc., an established company with over 20 years of experience in component sales, machining, specialty design and fabrication for conveyor systems used in the movement of raw materials, finished goods and supplies in its customers' manufacturing processes. Its customers are engaged in various industries in the manufacturing sector, including mining operations, paper, steel mills, rock quarry operations and bottling facilities located in the southeastern United States. Its customers include Coca-Cola, PepsiCo, Tennessee Valley Authority, Kimberly-Clarke Corp., American Limestone, Gerdau-AmeriSteel, Vulcan Materials Co., Harrison Construction, Blue Diamond Coal, Carlex Glass, HBD Industries and Hartco Flooring.

This press release contains forward-looking statements, some of which may relate to Eline Entertainment Group, Inc., and which involve numerous risk and uncertainties. Actual results, performance or achievements could differ materially from those anticipated in such forward looking statements as a result of certain factors, including those set forth in Eline Entertainment Group, Inc.'s filings with the Securities and Exchange Commission.

     For more information, please contact:
     Barry A. Rothman
     215-895-9859